(Translation)
Exhibit 4

Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
June 24, 2009
Dear Sirs,

Name of the Company:	Snow Brand Milk Products Co., Ltd.
Name of the Representative:	Tadaaki Kohnose
President and Representative Director

(Code No. 2262, The First Section of the Tokyo Stock Exchange, Sapporo Securities Exchange)

Person to contact:	Hiroaki Konishi
General Manager, Public Relations Office
(Tel: 03-3226-2124)
Notice of Passage of Approval for Business Integration by Establishment (by Share Transfer) of
Joint Holding Company of Snow Brand Milk Products and Nippon Milk Community
     Today, at the ordinary general meeting of shareholders of Snow Brand Milk Products Co., Ltd. as well as at the ordinary meeting of shareholders and class shareholders meeting of Nippon Milk Community Co., Ltd., approval was passed to establish the joint holding company “Megmilk Snow Brand Co., Ltd.”, which will become a 100% parent company of both companies, to be formed by the method of share transfer by both companies on October 1, 2009 (scheduled).
     Hereafter, the companies believe they will exhibit early stage synergy integration, enhance the value of dairy products and contribute to the health and happiness of consumers. The companies humbly request everyone’s continued support.
End